China Organic Agriculture Announces First Quarter 2008 Financial Results

LOS ANGELES and JILIN, China - China Organic Agriculture, Inc. (OTCBB: CNOA), a growth-driven agricultural products company leading China's organic foods revolution, today announced its operating results for the quarter ended March 31, 2008.

Net sales for the first quarter of 2008 increased 83% to $7.5 million compared to $4.1 million for the first quarter of 2007. First quarter net income was $1.0 million, compared to $1.7 million for the first quarter of 2007, with earnings per share decreasing to $0.02 per diluted share compared to $0.03 per diluted share for the comparable period of 2007.

Changqing Xu, Chief Executive Officer of China Organic Agriculture stated, "Our increase in sales is primarily attributable to the expansion of our operations into the distribution of rice. During the first quarter, we had taken initial steps to purchase both green and organic rice from other rice producers and then resell this rice through our established distribution channels. We had decided to expand our current business model of distributing the rice we've cultivated to one where we can best utilize our distribution network by offering products from other organic producers."

First Quarter Highlights

Net sales for the three months ended March 31, 2008 totaled $7.5 million compared to $4.1 million for the three months ended March 31, 2007. This $3.4 million increase was attributable to the above mentioned expansion of the Company's distribution operations that offset lower shipments of our green and organic rice.

Gross profit for the three months ended March 31, 2008 increased to $2.1 million as compared to $1.8 million for the same period in 2007, reflecting the increase in sales. The gross profit margin for the first quarter was 28%, a decrease from 44% realized in the comparable quarter in 2007. The decline in gross profit margin was due primarily to the lower profit margin for the Company's new distribution activity.

General and administrative expenses for the first quarter in 2008 totaled $0.6 million, compared to $0.1 million for the first quarter in 2007. This increase largely resulted from increased professional fees for financial and legal services as well as increased sales staffing, transportation and benefit costs resulting from the higher sales level.

During the three month period ended March 31, 2008, the Company began to record a provision for income taxes. Previously it was exempt from People's Republic of China ("PRC") income tax due to its participation in a governmental program that was designed to encourage companies to increase their employment of targeted groups. Effective January 1, 2008, a new tax policy was introduced in the PRC, and while the Company believes that it is still exempt from income tax and has applied for an exemption, it has not received an official decision. As a result, the Company has recorded a tax provision in the first quarter of $483,000.

Net income for the three months ended March 31, 2008 was $1.0 million compared to $1.7 million for the same period in 2007. This decrease was due to a lower gross margin, higher selling, general and administrative costs and the initial implementation of a tax provision.

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Recent Events

On May 5, 2008, China Organic Agriculture announced that Changqing Xu, CEO of the Company, plans to purchase no less than $2 million of Company stock or no less than 1% of the total outstanding shares within a year, depending on the market value of the shares.

On May 12, 2008, China Organic Agriculture signed a $4.3 million sales contract with Beijing Jingu Hengfa Trading Company, a rice distributor in the Beijing region. Jingu Hengfa will sell 1,760 tons of rice valued at $4.3 million over a three month period.

2008 Outlook

The previously announced acquisition of Dalian Baoshui District Huiming Trading Ltd. is in the final stages of due diligence. Upon the completion of this acquisition, management will issue 2008 guidance that will include the effect of this acquisition.

Mr. Xu concluded, "With the distribution agreements we signed in 2007, combined with the more efficient manufacturing operations that we expect to achieve in 2008, China Organic Agriculture looks forward to strong increases in rice sales. We are excited about the opportunity to diversify the range of products we currently offer, including wine sales to Chinese consumers. Our goal is to continue to be one of the leaders in China's organic agricultural industry, expand the variety of products we supply to our loyal customers, and develop value to our shareholders."

About China Organic Agriculture

China Organic Agriculture is among the largest producers and sellers of green and organic rice in China. The Company utilizes an extensive distribution and sales network, located in the major cities in China.

CNOA has experienced significant growth since its inception in 2002. The quality of CNOA's products results from the access to in excess of 6,260 acres dedicated to green and organic rice. The irrigation system is fed from the Nen River, one of the last unpolluted rivers in China. The Company's flagship brand, ErMaPao, has won several quality awards, holds the highest organic certification and it is one of the most popular brands in the country.

For more information, please visit: www.chinaorganicagriculture.com

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of China Organic Agriculture's products and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," and similar expressions are forward-looking statements. Although China Organic Agriculture Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, those set forth in our reports filed with the Securities and Exchange Commission, together with the risks discussed in our press releases and other communications to shareholders issued by us from time to time, such as our ability to raise capital as and when required, the availability of raw products and other supplies, competition, the costs of goods, government regulations, and political and economic factors in the People's Republic of China in which our subsidiaries operate.

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Contact:

     Steve Wan
     Vice President
     China Organic Agriculture, Inc.
     310-441-9777
     stevewan@chinaorganicagriculture.com

     Darren Minton
     Winning IR Company, Ltd.
     212-823-0523
     darren.minton@winningir.com

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                         China Organic Agriculture, Inc.

                 Selected Consolidated Statements of Operations
                     (in millions, except per share amounts)

                                                                 (unaudited)
                                                              Three months ended
                                                                   March 31,
                                                                2008      2007
                                                               ------    ------

Sales                                                          $  7.5    $  4.1
Cost of sales                                                     5.4       2.3
Selling, general and administrative expenses                      0.6       0.1
                                                               ------    ------
Income from operations                                            1.5       1.7

Provision for income taxes                                        0.5        --
                                                               ------    ------

Net income                                                     $  1.0    $  1.7
                                                               ======    ======

Basic and diluted earnings per share                           $ 0.02    $ 0.03
                                                               ======    ======

Basic and diluted average number of shares                       51.5      51.5
                                                               ======    ======

                         China Organic Agriculture, Inc.

                    Selected Consolidated Balance Sheet Items
                                  (in millions)

                                                    (unaudited)
                                                      March 31,     December 31,
                                                        2008           2007
                                                        -----          -----

Cash and cash equivalents                               $12.4          $ 9.7
Accounts receivable, net                                  6.2            1.9
Inventory                                                 2.0            3.2
Property, plant & equipment, net                         16.1            1.5
Total current liabilities                                 4.9            0.9
Total stockholders' equity                              $20.7          $19.0
                                                        =====          =====

                      Selected Consolidated Cash Flow Items
                                  (in millions)

                                                                  (unaudited)
                                                              Three months ended
                                                                    March 31,
                                                                2008       2007
                                                                -----     -----

Net cash provided/(used) by operating activities                $ 2.1     $(0.2)
Purchase of property, plant & equipment                         (14.6)       --
Net cash provided by financing activities                        14.6        --
Effective exchange rate changes                                   0.6        --
Net change in cash and cash equivalents                         $ 2.7     $(0.2)
                                                                =====     =====